EXHIBIT 3.4

                          ARTICLES OF AMENDMENT
                                 TO THE
                        ARTICLES OF INCORPORATION
                                   OF
                        HALLMARK PROPERTIES, INC.


     Pursuant to the applicable provisions of the Colorado Corporation statutes, the undersigned corporation adopts the following amendment to its current Articles of Incorporation effective as of the date written below:



1.   That ARTICLE 1 shall be amended to reflect the corporation's change of name to NORTON MOTORCYCLES, INC.



2.   That ARTICLE 4 shall be amended to note that the shares of Common

     Stock outstanding as of April 30, 1999 shall be reverse split on the basis of one (1) share for each forty-two (42) shares outstanding.



3.   That there being sufficient shares voting in favor of adopting said amendments the same has been approved by a vote of the shareholders pursuant to the applicable provisions of the Colorado Business

     Corporations Act effective April 30, 1999.



                                   HALLMARK PROPERTIES, INC.



                                   By:  /s/ Mark Osterberg, CEO

     Effective Date : April 30, 1999